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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Prospect Global Resources Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Prospect Global Resources Inc.
1621 18th Street, Suite 260
Denver, CO 80202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 30, 2012

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting of Stockholders to Be Held on April 30, 2012:

This Proxy Statement, the form of proxy and our Form 10-K for the year ended December 31, 2011, are available to you at www.prospectgri.com.

To Our Stockholders:

You are cordially invited to attend the annual meeting of the stockholders of Prospect Global Resources Inc., on Monday, April 30, 2012, or at any adjournment or postponement thereof, for the following purposes:

1.     To elect eight directors for a one year term expiring at the 2013 annual meeting of the stockholders, or until their successors are duly elected and qualified;

2.     To amend the articles of incorporation of Prospect Global Resources, Inc. to increase the number of shares of common stock authorized for issuance by 200,000,000 shares, bringing the total number of shares of common stock authorized to 300,000,000;

3.     To amend the articles of incorporation of Prospect Global Resources, Inc. to increase the number of shares of preferred stock authorized for issuance by 90,000,000 shares, bringing the total number of shares of preferred stock authorized to 100,000,000;

4.     To approve the issuance of common stock or securities convertible into common stock in excess of 20% of our outstanding shares at prices below reported trading prices; and

5.     To transact such other business as may properly come before the meeting.

Details relating to the above matters are set forth in the attached proxy statement. All of Prospect's stockholders of record as of the close of business on March 1, 2012 will be entitled to notice of and to vote at such meeting or at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting. If you do not plan to attend the meeting, you are urged to sign, date and promptly return the enclosed proxy. A reply card is enclosed for your convenience. The giving of a proxy will not affect your right to vote in person if you attend the meeting.

This board of directors intends to send these proxy materials to stockholders on or about April 11, 2012.

By Order of the Board of Directors

/s/ PATRICK L. AVERY Patrick L. Avery Chief Executive Officer, President and Director

April 11, 2012

YOUR VOTE IS IMPORTANT.
PLEASE COMPLETE, DATE, SIGN AND RETURN YOUR PROXY CARD PROMPTLY.

Page
Proxy Solicitation	1
Who Can Vote	1
How You Can Vote	1
Revocation of Proxies	2
Required Votes	2
Voting Procedures	2
Costs of Proxy Solicitation	2
Admission to the Annual Meeting	3
Stockholder List	3
PROPOSAL 1: ELECTION OF DIRECTORS	3
Information Concerning the Nominees for Election as Directors	3
Recommendation of the Board of Directors	7
PROPOSAL 2: APPROVAL OF AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION INCREASING AUTHORIZED SHARES OF COMMON STOCK	8
Recommendation of the Board of Directors—Proposal 2	9
PROPOSAL 3: APPROVAL OF AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION INCREASING AUTHORIZED SHARES OF PREFERRED STOCK	9
Recommendation of the Board of Directors—Proposal 3	10
PROPOSAL 4: APPROVAL OF ISSUANCE OF COMMON STOCK OR SECURITIES CONVERTIBLE INTO COMMON STOCK IN EXCESS OF 20% OF OUR OUTSTANDING SHARES AT PRICES BELOW REPORTED TRADING PRICES	10
Recommendation of the Board of Directors—Proposal 4	11
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	12
DIRECTORS AND EXECUTIVE OFFICERS	14
Compensation of Directors	15
Executive Compensation	16
The Board of Directors and Committees Thereof	17
Employment Agreements With Chief Executive Officer, Chief Financial Officer and Vice President of Corporate Development	21
TRANSACTIONS WITH RELATED PERSONS	21
Conflict of Interest Policy	24
INDEPENDENT AUDIT FEES AND RELATED MATTERS	24
GENERAL INFORMATION	25
Section 16(a) Beneficial Ownership Reporting Compliance	25
Next Annual Meeting of Stockholders	25
OTHER BUSINESS	26
ANNUAL REPORT	26

PROSPECT GLOBAL RESOURCES INC.
1621 18th Street, Suite 260
Denver, CO 80202
(303) 634-2239

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
April 30, 2011

Proxy Solicitation

The board of directors of Prospect Global Resources Inc. ("Prospect", "Prospect Global", "we", "us" or "our") is soliciting proxies to be used at our annual meeting of stockholders to be held at 6:00 p.m. (Pacific time) on Monday, April 30, 2012, at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, CA 90212, Burgundy Room, and at any time and date to which the annual meeting may be properly adjourned or postponed. The board of directors anticipates that this proxy statement and the accompanying form of proxy will be mailed to the stockholders on or about April 11, 2012. This proxy statement contains important information regarding Prospect's annual meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures. Prospect's principle executive offices are located at 1621 18th Street, Suite 260, Denver, CO 80202.

Who Can Vote

Stockholders of record at the close of business on March 1, 2012, also referred to herein as the "record date," may vote at the annual meeting. As of the record date, we had 39,489,173 issued and outstanding shares of common stock, which were held by approximately 62 record holders. If you hold shares in a stock brokerage account or by a nominee, you are considered the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by your broker or nominee, who is considered the record holder with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and you are also invited to attend the annual meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the meeting unless you first obtain from your broker or nominee a letter recognizing you as the beneficial owner of your shares. Your broker or nominee has enclosed a voting instruction card for you to use. You are urged to vote by proxy regardless of whether you attend the annual meeting.

How You Can Vote

You can vote your shares if you are represented by proxy or present in person at the annual meeting. If you hold your shares through your broker in "street name," you may direct your broker or nominee to vote by proxy, but you may not vote in person at the meeting unless you first obtain from your broker or nominee a letter recognizing you as the beneficial owner of your shares. If you return a properly signed proxy card, we will vote your shares as you direct. If your proxy card does not specify how you want to vote your shares, we will vote your shares "FOR" the election of all nominees for director and as recommended by our board of directors with regard to all other matters.

 Revocation of Proxies

You can revoke your proxy at any time before it is voted at the annual meeting by any of the following three methods:

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  by voting in person at the annual meeting;

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  by delivering to our corporate secretary, Patrick L. Avery, a written notice of revocation dated after the proxy; or

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  by delivering another proxy dated after the previous proxy.

Required Votes

Each share of common stock has one vote on all matters properly brought before the annual meeting. In order to conduct business at the annual meeting, a quorum of a majority of the outstanding shares of common stock entitled to vote as of the record date must be present in person or represented by proxy. The affirmative vote of a plurality of the shares represented at the meeting, in person or by proxy, will be necessary for the election of directors. The affirmative vote of a majority of the shares represented at the meeting, in person or by proxy, will be necessary for approval of the other proposals.

Voting Procedures

Votes cast by proxy or in person at the annual meeting will be counted by the persons we appoint to act as election inspectors for the annual meeting. Abstentions and broker non-votes (as described below) are each included in the determination of the number of shares present at the annual meeting for purposes of determining the presence of a quorum and are tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders and except with respect to the election of directors, will have the same effect as negative votes. In the election of directors, votes may be cast in favor of or withheld; votes that are withheld will be excluded entirely from the tabulation of votes and will have no effect. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

If your shares are held in the name of a broker and you do not return a proxy card, brokerage firms no longer have the authority to vote your non-voted shares in the election of directors. Cumulative voting is not permitted in the election of directors. Consequently, you are entitled to one vote for each share of Prospect common stock held in your name for as many persons as there are directors to be elected.

Appraisal and Dissenters' Rights

Under Nevada law, stockholders are not entitled to appraisal or dissenters' rights with respect to the proposals presented in this proxy statement.

Costs of Proxy Solicitation

Prospect will bear the costs of soliciting proxies from its stockholders and anticipates spending an aggregate of $27,000 in connection with such solicitation (such costs exclude amounts normally expended for a solicitation for an election of directors and salaries and wages of regular employees and officers). To date, Prospect has spent approximately $5,000 on soliciting proxies. Directors, officers and other employees of Prospect, not specially employed for this purpose, may solicit proxies, without additional remuneration therefore, by personal interview, mail, telephone or other means of communication. Prospect will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of common stock that are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

 Admission to the Annual Meeting

If you plan to attend the annual meeting, please mark the appropriate box on the proxy card and return the proxy card promptly. If you are a stockholder of record and arrive at the annual meeting, you will only be admitted once we verify your share ownership. If you are a beneficial owner, you will only be admitted upon presentation of evidence of your beneficial holdings, such as a bank or brokerage firm account statement.

Stockholder List

A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose germane to the meeting, at the annual meeting and at our principal executive offices located at 1621 18th Street, Suite 260, Denver, CO 80202 during normal business hours for a period of at least 10 days prior to the annual meeting.

PROPOSAL 1:
ELECTION OF DIRECTORS

Our board of directors proposes that the eight nominees described below, each of whom currently serves as a member of our board of directors, be elected for a term ending on the date of our 2013 annual meeting or until his or her successor is duly elected and qualified. It is the intention of the person named as proxy in the enclosed proxy to vote FOR the election of all such nominees.

Each of the nominees has consented to serve as a director. If any director should become unavailable to serve as a director, our board of directors may designate a substitute nominee, or the number of directors that constitutes the full board of director may be reduced to eliminate the vacancy. In the event any of the nominees named below becomes unable or unwilling to serve as a director, shares represented by valid proxies will be voted FOR the election of such other person as the board of directors may nominate. The term of our current directors expires at our 2012 annual meeting.

We seek directors with strong reputations and experience in areas relevant to our strategy and operations. Each of the nominees for election as director holds or has held senior management positions in complex organizations and has operating experience that meets this objective, as described below. In these positions, the nominees have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management and leadership development. We believe that each of the nominees has other key attributes that are critical to the composition of an effective board: integrity and demonstrated impeccable ethical standards, sound judgment, analytical skills, the ability to work together in a constructive and collaborative fashion and the commitment to devote significant time and energy to service on the board and its committees.

Information Concerning the Nominees for Election as Directors

Dr. Barry Munitz: Chairman of the Board of Directors.    Dr. Munitz joined our board of directors as chairman in February 2011. From August 2010 to February 2011, Dr. Munitz served as chairman of the board of directors of Old Prospect Global Resources, Inc., our wholly owned subsidiary. Dr. Munitz has been Trustee Professor at the California State University, Los Angeles campus since 2006. Between 2005 and 2010, Dr. Munitz chaired California's P-16 Council, an organization that develops strategies to improve education in the State of California. Dr. Munitz served as President and CEO of the J. Paul Getty Trust from 1997 to 2006 where he was responsible for the two museums (Brentwood and Malibu), the Conservation and Research Institutes, the philanthropic foundation, the investment portfolio, and all education outreach programs. From 1991 to 1997, he served as Chancellor of the California State University (CSU)—a twenty-three campus system which is the largest senior university in the United States. Prior to that role, Dr. Munitz was vice chairman of the publicly held company

MAXXAM and president of the private company which was its major stockholder (Federated Development) where he was involved for a decade in their natural resources activity, as well as timber, banking, energy and real estate. During the past decades, he served as a Trustee of Princeton University, the Seattle Art Museum, and the Courtauld Institute in London, as well as a corporate director at SunAmerica and Kaufman & Broad. Dr. Munitz is the immediate past chair and current vice chair of the board of Sierra Nevada College, is president of the Cotsen Foundation for the Art of Teaching and for Academic Research, is a governor of the three Eli and Edythe Broad Family Foundations and a corporate director at SallieMae. Dr. Munitz received a Bachelor's degree in Classics and Comparative Literature from Brooklyn College, and received a Masters and a Ph.D. from Princeton University. Dr. Munitz is a fellow of the American Academy of Arts and Sciences and holds honorary degrees from Whittier College, Claremont University, the California State University, the University of Southern California, Notre Dame and the University of Edinburgh.

Director Qualifications:

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  Leadership Experience—Chair of California's P-16 Council, president and chief executive officer of J. Paul Getty Trust, chancellor of the California State University (CSU), president of Cotsen Foundation, Governor of three Eli and Edythe Broad Family Foundations, corporate director at SallieMae and extensive board and civic leadership as described in further detail above.

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  Industry Experience—Extensive experience in the natural resources industry as vice chairman of MAXXAM, President of Federated Development, chairman of Old Prospect Global Resources Inc. and personal investments in the natural resources industry.

Chad Brownstein: Vice Chairman of the Board of Directors.    Mr. Brownstein joined our board of directors as non-executive vice-chairman in August 2011. Mr. Brownstein is a member of Crescent Capital Group (formerly Trust Company of the West Leveraged Finance Group) where he focuses on investing in Special Situations. Previously, he was a Senior Advisor at Knowledge Universe Ltd., where he focused on turnaround operations and private equity investing. Prior to that, he was a Partner at ITU Ventures making venture and growth investments with a specialization in corporate strategy. Earlier in his career, Mr. Brownstein worked at Donaldson Lufkin & Jenrette in the Merchant and Investment Banking divisions. Mr. Brownstein is a member of the American Trustees for the Yitzhak Rabin Center in Israel, Cedars Sinai Board of Governors, California Competes Council, and serves on the board of directors for Los Angeles Conservation Corps and First PacTrust Bancorp (a Nasdaq listed company). Mr. Brownstein attended Columbia Business School and received a BA from Tulane University.

Director Qualifications:

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  Leadership Experience—Member of Crescent Capital Group, Senior Advisor at Knowledge Universe Ltd., Partner, ITU Ventures, Cedars Sinai Board of Governors; director of Los Angeles Conservation Corps and First PacTrust Bancorp (a Nasdaq listed company) and extensive experience in corporate strategy in the capacities described above.

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  Industry Experience—Co-founder of Old Prospect Global and personal investments in the natural resources industry.

Devon Archer: Chairman of the Audit Committee; Director.    Mr. Archer joined our board of directors in March 2012. Mr. Archer is the Co-Founder and Senior Managing Partner of Rosemont Capital, LLC, where he has led the development of the investment platform, which manages private equity, fixed income and real estate investments since January 2005. Mr. Archer was the Founder and President of Sitaro LTD., a leading marketing software and services company acquired by CoActive Marketing Group in 2004. From September 1999 to January 2001, Mr. Archer worked at New England Financial and MetLife as a special analyst to the Strategic Management Group of New England

Financial's and MetLife's Executive Committees through their merger. Mr. Archer started his career at Citibank in September 1996 as a Management Associate and worked for the foreign direct investment group, Citicorp Asia Ltd. Along with Rosemont Realty, LLC, Mr. Archer serves on the Boards of Rosemont private portfolio companies; Viet Thai Joint Stock Company, 2-20 Records & Diamondback Tactical, and is a Trustee of the Heinz Family Office. Mr. Archer earned his Bachelor of Arts in American Studies from Yale University.

Director Qualifications:

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  Leadership Experience—Co-Founder and Senior Managing Partner of Rosemont Capital, LLC, Founder and President of Sitaro LTD., qualification as an audit committee financial expert and extensive experience in corporate leadership and strategy as described in further detail above.

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  Industry Experience—Extensive investment and finance experience in domestic and international capital markets.

Marc Holtzman: Director.    Mr. Holtzman joined our board of directors in April 2011. Since August 2008, Mr. Holtzman has served as vice chairman of Barclays Capital, the investment banking division of Barclays Bank PLC. In 2007, Mr. Holtzman was executive vice chairman of ABN Amro Bank until August 2008. In 2006, Mr. Holtzman was a candidate for the Republican nomination for Colorado Governor. From 2003 through 2005 Mr. Holtzman was president of the University of Denver. Previously from 1999 through 2003, Mr. Holtzman served in the cabinet of Governor Bill Owens as Colorado's first secretary of technology. In addition, Mr. Holtzman was chairman of Colorado's Information Management Commission and co-chairman of the Governor's Commission on Science and Technology. Mr. Holtzman helped guide Colorado's economic transformation into a fully diversified technology hub. Prior to his tenure in Colorado politics, Mr. Holtzman served as executive vice chairman of ABN Amro Bank, was the co-founder and president of MeesPierson EurAmerica (a firm which was subsequently acquired by ABN Amro) and served as senior adviser to Salomon Brothers, when he lived and worked in Eastern Europe and Russia from September 1989 until October 1998. Drawing on his early experience in helping develop Central Asia's finance sector, Mr. Holtzman was appointed by Kazakhstan's Prime Minister to serve on the board of trustees of The Almaty Regional Financial Centre. In addition, since 2008 Mr. Holtzman has served as non-executive chairman of Indus, a leading Indian oil and gas company listed on London's AIM market with a market capitalization of approximately US $2 billion and since 2009 has served as a director of the Bank of Kigali, Rwanda's largest financial institution and a public company registered under the Company law of Rwanda and regulated by the National Bank of Rwanda. He holds a bachelor of arts degree in economics from Lehigh University.

Director Qualifications:

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  Leadership Experience—Vice chairman of Barclays Capital, executive vice chairman of ABN Amro Bank, President of the University of Denver, Secretary of Technology of the State of Colorado, co-founder and president of MeesPierson EurAmerica, senior advisor to Salomon Brothers; non executive chairman of Indus.

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  Industry Experience—Experience in analyzing natural resources investments.

Zhi Zhong Qiu: Director.    Mr. Qiu joined our board of directors in November 2011. Mr. Qiu is the Vice Chairman of Asia Pacific and Chairman of Greater China of Barclays Capital, responsible for the Bank's senior relationship with corporate clients, institutions and governments, and has served in this role since 2009. Before joining Barclays Capital, Mr. Qiu was the Chairman of China and Vice Chairman of Asia of ABN AMRO bank, responsible for all the Bank's activities and business related to China from 2006 to 2009. Mr. Zhi Zhong Qiu is also the Chairman of DragonTech Ventures Fund and its management company and has served in this capacity since 2004. Mr. Qiu holds a number of directorship positions in the investment companies of DragonTech Ventures Fund, including the NYSE listed Suntech Power Holdings (Ticker: STP). Prior to 2002, Mr. Qiu was the Chairman of Greater China Region of Credit Suisse First Boston ("CSFB"), responsible for CSFB's overall business in the Greater China region (including Taiwan and Hong Kong). Prior to his appointment as the Chairman in 1998 at CSFB, Mr. Qiu was a Managing Director in charge of all derivatives activities for Credit Suisse Financial Products ("CSFP"), the financial derivatives subsidiary of CSFB, in the Great China region. Mr. Qiu joined CSFB in 1991 and became a Managing Director in 1995. He built the CSFP and CSFB's derivatives and investment banking business in the Greater China region. Mr. Qiu was elected as one of the world's "50 Most Wanted in Finance" by Global Finance magazine in 1994, and named as one of the 50 world "Derivatives Superstars" by the same magazine in 1995. Prior to joining CSFB, Mr. Qiu held positions in Booz Allen & Hamilton, providing consulting services to major banks and financial institutions in North America and Asia. Mr. Qiu received his B.S. (magna cum laude) in Computer Science from New York University, his B.E. (summa cum laude) in Electrical Engineering from Cooper Union, his M.S. degree in Electrical Power Engineering from Ohio State University, and his M.B.A. from Harvard Business School.

Director Qualifications:

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  Leadership Experience—Vice Chairman of Asia Pacific and Chairman of Greater China of Barclays Capital, former Chairman of China and Vice Chairman of Asia of ABN AMRO bank, Chairman of DragonTech Ventures Fund and its management company, and former Managing Director in charge of all derivatives activities for Credit Suisse Financial Products.

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  Industry Experience—Extensive investment and finance experience in international markets.

J. Ari Swiller: Director.    Mr. Swiller joined our board of directors in February, 2011. From October 2010 to February 2011, Mr. Swiller served as a director of Old Prospect Global Resources, Inc., our wholly owned subsidiary. Mr. Swiller is co-founder of the Renewable Resources Group (RRG). RRG has developed two million acre-feet (AF) of water projects, over a gigawatt of renewable energy and marketed hundreds of water rights in nine states. Currently the firm owns and/or manages more than 100,000 acres of farmland for the purpose of water, renewable energy, and/or carbon development. Mr. Swiller's responsibilities include managing all aspects of the business. Prior to founding RRG, Mr. Swiller was a Principal in The Yucaipa Companies; he served as Vice President of External Affairs at Ralphs Grocery Company and Executive Director of The Ralphs/Food4Less Foundation. He serves on the board of rfXcel Corporation, which develops supply chain performance improvement software. Mr. Swiller also serves on the Board of the Los Angeles Conservation Corps, the Miguel Contreras Educational Foundation and Falcon Waterfree Technologies. Mr. Swiller earned a B.A. from Cornell University.

Director Qualifications:

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  Leadership Experience—Co-founder of Renewable Resources Group, principal in The Yucaipa Companies, vice president of external affairs at Ralphs Grocery Company, executive director of The Ralph's/Food4Less Foundation.

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  Industry Experience—Extensive experience in developing energy and natural resource projects, director of Old Prospect Global Resources Inc.

Conway J. Schatz: Director.    Mr. Schatz joined our board of directors in April 2012. Mr. Schatz currently serves as vice-president of Hexagon, LLC, a Denver-based private equity firm, overseeing energy and real estate investing. Mr. Schatz joined Hexagon in 1998. Prior to 1998, Mr. Schatz worked in the business advisory / audit division of Arthur Andersen, LLP, with client industries such as oil and gas, light manufacturing, financial services, real estate, cable and technology. Mr. Schatz also serves as a director to a Colorado based real estate operating company, and a European real estate fund. He was a director and audit committee chair of Recovery Energy, Inc. (RECV), a publicly traded oil and gas company, from June 2010 until January 2012. Mr. Schatz became a certified public accountant in 1996, licensed in the state of Colorado. Mr. Schatz received dual bachelor of science degrees in finance and accounting from Minnesota State University, an M.B.A. (2001) and an executive M.S. in real estate development and construction management (2010) from the University of Denver. We have secured financings through Mr. Schatz's employer, Hexagon, as described further under the section entitled Transactions with Related Persons. Hexagon and its affiliates own 3,868,775 shares of our common stock and warrants to purchase 6,735,295 common shares (representing in the aggregate approximately 22.9% of our outstanding shares).

  Director Qualifications:

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  Leadership Experience—Vice-president of Hexagon Investments, director to a real estate operating company and a European real estate fund, former director and audit committee chair of a public company, qualified audit committee financial expert, former consultant at Arthur Andersen, LLP, dual bachelor of science degrees in finance and accounting from Minnesota State University, an executive masters of business administration from the Daniels College of Business at the University of Denver and an executive masters of science in real estate development and Construction Management.

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  Industry Experience—Experience overseeing energy investing at Hexagon Investments, former consulting work in natural resources industry at Arthur Andersen.

Patrick L. Avery: Director, President, Chief Executive Officer, Treasurer and Secretary.    In February 2011, Mr. Avery joined our board of directors and became our president, chief executive officer, treasurer and secretary. Mr. Avery has more than 25 years of experience in all phases of industrial businesses. From August 2010 to February 2011, Mr. Avery served as president and chief executive officer of Old Prospect Global Resources Inc., our wholly owned subsidiary. From July 2009 to September 2010, Mr. Avery was vice president of energy and commodities for Broe Company where he managed grain, fuel and fertilizer businesses. From March 2009 to June 2009, Mr. Avery managed his investments. Mr. Avery served as president of Intrepid Potash from April 2007 to February 2009 where he led all aspects of mining, manufacturing, logistics and sales. His key efforts at Intrepid Potash included re-vamping older facilities and significant growth in all key operational and sales metrics. From May 1996 to March 2007, Mr. Avery served in several senior positions at JR Simplot including, SVP, Mining, Manufacturing and Sales, and SVP, Retail Operations. During his time at JR Simplot, Mr. Avery oversaw mining and manufacturing at over 10 complex facilities, and ran logistics and sales functions in facilities spanning 13 western states. Mr. Avery performed undergraduate studies at the University of Colorado and performed graduate work in engineering from Loyola Marymount University. He received his MBA from the Graziadio School of Business at Pepperdine University.

Director Qualifications:

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  Leadership Experience—Vice president of energy and commodities for Broe Company, president of Intrepid Potash, various senior positions at JR Simplot.

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  Industry Experience—Extensive experience with mining, fertilizers and natural resources, particularly his direct experience as a chief executive officer in the potash industry for a public company and president, chief executive officer and director of Old Prospect Global Resources Inc.

Recommendation of the Board of Directors

Prospect's board of directors recommends that you vote "FOR" each of the nominees for election to the board of directors.

PROPOSAL 2
APPROVAL OF AMENDMENT TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION
INCREASING AUTHORIZED SHARES OF COMMON STOCK
BY 200,000,000

Prospect's articles of incorporation currently authorize the issuance of 100,000,000 shares of common stock, each with a par value of $0.001 per share. On March 9, 2012, the board adopted a resolution setting forth a proposed amendment to Article III of Prospect's articles of incorporation, subject to shareholder approval, to increase the number of shares of common stock that are authorized for issuance by 200,000,000 shares, bringing the total number of common shares authorized for issuance to 300,000,000. As of the close of business on March 1, 2012, there were 39,489,173 shares of our common stock issued and outstanding. In addition, as of the close of business on March 1, 2012, Prospect had 16,062,363 shares of common stock subject to outstanding warrants and options. This means that as of March 1, 2012, Prospect had just 44,448,464 shares of common stock available for corporate purposes.

The board believes it is in the best interest of Prospect to increase the number of authorized shares of common stock in order to give Prospect greater flexibility in considering and planning for future potential business needs. Prospect has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of the additional shares of common stock resulting from the proposed increase in authorized shares. The additional shares of common stock authorized by the amendment will be available for issuance by the board for various corporate purposes, including, without limitation, financings, potential strategic transactions, mergers, acquisitions, strategic partnerships, joint ventures, business combinations, stock dividends, stock splits, grants under employee stock plans, as well as other general corporate transactions, although Prospect has no present plans to use them in any such regard. Having this additional authorized common stock available for future use will allow Prospect to issue additional shares of common stock without the expense and delay of arranging a special meeting of shareholders.

If the amendment is approved, the additional authorized shares would be available for issuance at the discretion of the board and without further shareholder approval, except as may be required by law. The additional shares of authorized common stock would have the same rights and privileges as the shares of common stock currently issued and outstanding.

The proposed increase in the number of authorized shares of common stock could have a number of effects on Prospect's stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The adoption of the amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of existing shareholders. Shares of common stock issued otherwise than for a stock split may decrease existing shareholders' percentage equity ownership, and, depending on the price at which they are issued, could be dilutive to the voting rights of existing shareholders and have a negative effect on the market price of the common stock.

The increase could also have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of Prospect more difficult. For example, additional shares could be issued by Prospect so as to dilute the stock ownership or voting rights of persons seeking to obtain control of Prospect. Similarly, the issuance of additional shares to certain persons allied with Prospect's management could have the effect of making it more difficult to remove Prospect's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The subsequent issuance of additional shares of common stock could result in dilution of net income per share and book value per share and the dilution of the voting rights of the common stock. The board is not aware of any attempt or contemplated attempt, to acquire control of Prospect, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

There are currently no definitive plans, arrangements, commitments or understandings for the issuance of the additional shares of common stock that are sought to be authorized. The board believes that the benefits of providing it with the flexibility to issue shares without delay for any proper business purpose outweigh the possible disadvantages of dilution of our outstanding stock and discouragement of unsolicited business combination proposals, and that it is prudent and in the best interests of stockholders to provide the advantage of greater flexibility which will result from the amendment.

Recommendation of the Board of Directors—Proposal 2

Prospect's board of directors recommends that you vote "FOR" this proposal to approve the amendment to Prospect's articles of incorporation to increase the authorized shares of common stock by 200,000,000.

PROPOSAL 3
APPROVAL OF AMENDMENT TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION
INCREASING AUTHORIZED SHARES OF PREFERRED STOCK
BY 90,000,000

On March 9, 2012, the board also adopted a resolution setting forth a proposed amendment to Article III of Prospect's articles of incorporation, subject to shareholder approval, to increase the number of shares of preferred stock that are authorized for issuance by 90,000,000 shares, bringing the total number of common shares authorized for issuance to 100,000,000. The articles of incorporation currently authorize the issuance of 10,000,000 shares of preferred stock, each with a par value of $0.001 per share. As of the close of business on March 1, 2012, Prospect did not have any shares of preferred stock issued and outstanding.

The board believes that, if approved, the second amendment will grant Prospect greater flexibility in the completion of equity financings or acquisitions and in the establishment of strategic relationships with corporate and other partners, as well as the payment of stock dividends, stock splits or other recapitalizations or financings. The increase in the number of authorized preferred shares will also provide Prospect with more options relating to employee equity incentive plans. The board does not currently have any specific plans, arrangements, undertakings or agreements to issue shares in connection with the foregoing prospective activities.

Under the articles of incorporation, the board is authorized to provide for the issuance of one or more series of preferred shares and, in connection with the creation of any such series, to adopt one or more amendments to the articles of incorporation determining, in whole or in part, the express terms of any such series. If the second amendment is approved, the increased number of preferred shares would be available for issuance without further action by Prospect's shareholders, except as may be required by applicable law.

The proposed increase in the number of authorized shares of preferred stock could have dilutive effects and gives the board the ability to issue additional shares of stock that may affect the substantive rights of shareholders without requiring an additional shareholder vote. Accordingly, if the second amendment is approved, the board will have the authority to determine or fix the following with respect to the preferred shares:

  •
  the division of the preferred shares into series and the designation and authorized number of preferred shares (up to the number of preferred shares authorized) in each series;

  •
  the dividend rate of the preferred shares and whether dividends are to be cumulative;

  •
  whether the preferred shares are to be redeemable, and, if so, whether redeemable for cash, property or other rights;

  •
  the liquidation rights and preferences to which the holders or preferred shares will be entitled;

  •
  whether the preferred shares will be subject to the operation of a sinking fund, and, if so, upon what conditions;

  •
  whether the preferred shares will be convertible into or exchangeable for shares of any other class or of any other series of any class of stock and the terms and conditions of the conversion or exchange;

  •
  the voting rights of the preferred shares, which may be full, limited or denied, except as otherwise required by law; provided that the voting rights of any series of preferred shares may not be greater than the voting rights of Prospect's common shares;

  •
  the preemptive rights, if any, to which the holders of preferred shares will be entitled, and any limitations thereon;

  •
  whether the issuance of any additional preferred shares, or of any preferred shares in any series, will be subject to restrictions as to issuance, or as to the powers, preferences or rights of any of these other series; and

  •
  any other relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions, with respect to the preferred shares or any series thereof.

There are currently no definitive plans, arrangements, commitments or understandings for the issuance of the additional shares of preferred stock that are sought to be authorized. The board believes that the benefits of providing it with the flexibility to issue shares of preferred stock without delay outweigh the possible disadvantages of dilution of our outstanding stock.

Recommendation of the Board of Directors—Proposal 3

Prospect's board of directors recommends that you vote "FOR" this proposal to approve the second amendment to Prospect's articles of incorporation to increase the authorized shares of preferred stock by 90,000,000.

PROPOSAL 4
APPROVAL OF ISSUANCE OF COMMON STOCK
OR SECURITIES CONVERTIBLE INTO COMMON STOCK
IN EXCESS OF 20% OF OUR OUTSTANDING SHARES AT PRICES
BELOW REPORTED TRADING PRICES

Prospect's board of directors is seeking shareholder approval for the issuance of common stock or securities convertible into that number of shares, or a combination of both, in excess of 20% of our outstanding shares at prices below reported trading prices. As of the close of business on March 1, 2012, there were 39,489,173 shares of common stock and no shares of preferred stock outstanding.

The board believes it is in the best interest of Prospect's shareholders to approve this proposal in order to give Prospect greater flexibility in considering and planning for future potential business needs and to assist us in our efforts to be listed on a national stock exchange. Prospect has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of shares as contemplated by this proposal; however, execution of our business plan will require significant additional capital. Our common stock trades irregularly and in small amounts, and we anticipate that any significant issuance of shares could be at a price below prices reported on the OTC Bulletin Board or any national exchange on which we list in the future. Most national exchanges require shareholder approval for the private placement of common stock or securities convertible into common stock in excess of 20% of the issuer's outstanding shares at a price below "market value". Approval of this proposal will allow Prospect to issue shares under those circumstances without the expense and delay of arranging a special meeting of shareholders if we are listed on a national exchange.

This proposal could have a number of effects on Prospect's stockholders depending upon the exact nature and circumstances of any actual issuances of shares. Shares of common stock issued otherwise than for a stock split may decrease existing shareholders' percentage equity ownership, and, depending on the price at which they are issued, could be dilutive to the voting rights of existing shareholders and have a negative effect on the market price of the common stock.

The proposal could also have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of Prospect more difficult. For example, additional shares could be issued by Prospect so as to dilute the stock ownership or voting rights of persons seeking to obtain control of Prospect. Similarly, the issuance of additional shares to certain persons allied with Prospect's management could have the effect of making it more difficult to remove Prospect's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The subsequent issuance of additional shares of common stock could result in dilution of net income per share and book value per share and the dilution of the voting rights of the common stock. The board is not aware of any attempt or contemplated attempt, to acquire control of Prospect, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

There are currently no definitive plans, arrangements, commitments or understandings for the issuance of shares under this proposal. The board believes that the benefits of providing it with the flexibility to issue shares without delay for any proper business purpose outweigh the possible disadvantages of dilution of our outstanding stock and discouragement of unsolicited business combination proposals, and that it is prudent and in the best interests of stockholders to provide the advantage of greater flexibility which will result from approval of this proposal.

Recommendation of the Board of Directors—Proposal 4

Prospect's board of directors recommends that you vote "FOR" this proposal to approve the issuance of common stock or securities convertible into that number of shares, or a combination of both, in excess of 20% of our outstanding shares at prices below reported trading prices.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of April 1, 2012 by each of our executive officers and directors and each person known to be the beneficial owner of 5% or more of the outstanding common stock. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder's name, subject to community property laws, where applicable. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after the date hereof are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of the record date, we had 39,489,173 issued and outstanding shares of common stock, which were held by approximately 62 record holders. Unless otherwise indicated, the address of each stockholder listed in the table is c/o Prospect Global Resources Inc., 1621 18th Street, Suite 260, Denver, CO 80202.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Central Valley Administrators, Inc.	10,538,583	26.7%
Scott Reiman(1)	10,804,070	23.3%
Bevan Cooney	4,000,000	10.1%
COR Investments II LLC(2)	3,240,861	8.2%
Avalon Portfolio, LLC(3)	2,415,205	5.8%
Delta Offshore Master Ltd(4)	2,352,942	5.8%
Directors and Executive Officers
Patrick L. Avery, Chief Executive Officer, President, Director(5)	1,850,000	4.6%
Dr. Barry Munitz, Chairman of the Board of Directors(6)	1,525,000	3.8%
Chad Brownstein, Vice Chairman of the Board of Director(7)	5,630,206	13.6%
Marc Holtzman, Director(8)	300,000	0.8%
J. Ari Swiller, Director(9)	250,000	0.6%
Devon Archer, Director(10)	100,000	0.3%
Zhi Zhong Qiu, Director(11)	200,000	0.5%
Conway J. Schatz(12)	0	0%
Wayne Rich, Chief Financial Officer(13)	500,000	1.3%
Total beneficial ownership of directors and officers as a group (nine persons)(5)(6)(7)(8)(9)(10)(11)(12)(13)(14)	10,355,206	23.8%

(1)
This amount includes (i) Mr. Reiman's personal holding of immediately exercisable options to purchase 200,000 shares of our common stock at an exercise price of $4.25 per share expiring on December 26, 2021, (ii) 1,280,540 shares of our common stock, immediately exercisable warrants to purchase 666,667 shares of our common stock at $3.00 per share expiring on April 25, 2013, immediately exercisable warrants to purchase 2,500,000 shares of our common stock at $3.00 per share expiring on April 25, 2014 and immediately exercisable warrants to purchase 980,393 shares of our common stock at $3.83 expiring on September 19, 2013 owned by Hexagon Investments, LLC and (iii) 2,588,235 shares of our common stock and immediately exercisable warrant to purchase 2,588,235 shares of our common stock at $4.25 per share expiring on November 12, 2012 owned by Very Hungry LLC. Scott Reiman is the president of Hexagon Investments, LLC, a manager of Very Hungry LLC (an affiliate of Hexagon) and a former director of Prospect Global. The address of the reporting person is 730 17th St., Suite 800, Denver CO 80202.

(2)
COR Investments II LLC holds 3,000,000 shares of our common stock and is affiliated with our stockholders COR Advisors LLC and COR US Equity Income Fund. Such amount includes (i) COR Investments II LLC's 3,000,000 shares of our common stock, (ii) COR Advisors LLC's 200,000 shares of our common stock (with another 100,000 shares of our common stock vesting on June 5, 2012) and (iii) COR US Equity Income Fund's 40,861 shares of our common stock. The address of the reporting person is 233 Wilshire Blvd., Suite 830, Santa Monica, CA 90401.

(3)
Avalon Portfolio, LLC holds 515,205 shares of our common stock and an immediately exercisable warrant to purchase 1,900,000 shares of our common stock at $3.00 per share expiring on February 3, 2014. The address of the reporting person is 5786 La Jolla Blvd., La Jolla, CA 92037.

(4)
Such amount includes (i) Delta Institutional LP's 209,900 shares of our common stock and an immediately exercisable warrant to purchase 209,900 shares of our common stock at $4.25 per share expiring on January 31, 2013 (ii) Delta Offshore Master Ltd's 867,771 shares of our common stock and an immediately exercisable warrant to purchase 867,771 shares of our common stock at $4.25 per share expiring on January 31, 2013 and (iii) Delta Onshore LP's 98,800 shares of our common stock and an immediately exercisable warrant to purchase 98,800 shares of our common stock at $4.25 per share expiring on January 31, 2013. Delta Institutional LP, Delta Offshore Master Ltd and Delta Onshore LP are affiliated entities. The address of the reporting person is Trefelet & Company LP, 900 3rd Avenue, 5th Floor, New York, NY 10022.

(5)
Mr. Avery, our president and chief executive officer, received stock-based compensation of 1,500,000 shares of common stock on August 17, 2010, of which 1,250,000 shares are vested and 250,000 shares will vest on August 17, 2012. On December 27, 2011, Prospect granted Mr. Avery immediately exercisable options to purchase 600,000 shares of our common stock at an exercise price of $4.25 per share expiring on December 26, 2021. Mr. Avery also owns a 10% non-voting ownership interest in Buffalo Management LLC. Chad Brownstein, our non-executive vice chairman, has sole voting and dispositive power of the shares owned by Buffalo. The address of the reporting person is c/o Prospect Global Resources Inc., 1621 18th Street, Suite 260, Denver, CO 80202.

(6)
Dr. Munitz, our board chairman, holds 1,125,000 shares of our common stock and immediately exercisable options to purchase 400,000 shares of our common stock at an exercise price of $4.25 per share expiring on December 26, 2021. Mr. Munitz also owns a 15% non-voting interest in Buffalo Management LLC. Chad Brownstein, our non-executive vice chairman, has sole voting and dispositive power of the shares owned by Buffalo. The address of the reporting person is c/o Prospect Global Resources Inc., 1621 18th Street, Suite 260, Denver, CO 80202.

(7)
This amount includes (i) Mr. Brownstein's personal holdings of immediately exercisable options to purchase 100,000 shares of our common stock at an exercise price of $4.25 per share expiring on December 26, 2021 (ii) 816,667 shares of our common stock and a warrant to purchase 1,813,539 shares of our common stock at an exercise price of $3.75 per share held by Buffalo Management LLC and (iii) 2,900,000 shares of our common stock owned by Quincy Prelude LLC. Mr. Brownstein owns 100% of the voting interest of Quincy Prelude LLC. Quincy Prelude LLC owns 100% of the voting interests and 75% of the economic interests of Buffalo Management LLC and has sole voting and dispositive power of the shares owned by Buffalo.

(8)
Mr. Holtzman, one of our directors, holds immediately exercisable options to purchase 300,000 shares of our common stock at an exercise price of $4.25 per share expiring on December 26, 2021. The address of the reporting person is c/o Prospect Global Resources Inc., 1621 18th Street, Suite 260, Denver, CO 80202.

(9)
Mr. Swiller, one of our directors, holds 150,000 shares of our common stock and immediately exercisable options to purchase 100,000 shares of our common stock at an exercise price of $4.25 per share expiring on December 26, 2021. The address of the reporting person is c/o Prospect Global Resources Inc., 1621 18th Street, Suite 260, Denver, CO 80202.

(10)
Mr. Archer, one of our directors, holds immediately exercisable options to purchase 0 shares of our common stock. Mr. Archer has sole voting and dispositive power of the 100,000 shares of our common stock beneficially owned by Archer Diversified Investments LLC. The address of the reporting person is c/o Prospect Global Resources Inc., 1621 18th Street, Suite 260, Denver, CO 80202.

(11)
Mr. Qiu, one of our directors, holds immediately exercisable options to purchase 200,000 shares of our common stock at an exercise price of $4.25 per share expiring on December 26, 2021. The address of the reporting person is c/o Prospect Global Resources Inc., 1621 18th Street, Suite 260, Denver, CO 80202.

(12)
Mr. Schatz joined our board of directors effective as of April 1, 2012. Mr. Schatz is Vice President of Hexagon Investments, LLC, but has no voting or dispositive control of the shares owned by Hexagon or its affiliates.

(13)
Mr. Rich, our chief financial officer, holds options to purchase 1,000,000 shares of our common stock at an exercise price of $4.25 per share expiring on December 26, 2021. Half of these options are immediately exercisable and half vest on September 6, 2012. The address of the reporting person is c/o Prospect Global Resources Inc., 1621 18th Street, Suite 260, Denver, CO 80202.

(14)
Some of these shares are subject to vesting as described in these footnotes.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of the persons who are our directors and named executive officers as of the date of this proxy statement:

Name	Age	Position
Dr. Barry Munitz	70	Chairman of Board of Directors; Chairman of Governance, Nominating and Compensation Committee
Chad Brownstein	39	Vice Chairman of Board of Directors
Devon Archer	37	Director, Chairman of Audit Committee
Marc Holtzman	52	Director
Zhi Zhong Qiu	56	Director
J. Ari Swiller	43	Director, Chairman of Finance and Operations Committee
Conway J. Schatz	42	Director
Patrick L. Avery	59	Director, President, CEO, Treasurer and Secretary
Wayne Rich	47	CFO, Vice President of Finance

Directors hold office for a period of one year from their election at the annual meeting of stockholders and until a particular director's successor is duly elected and qualified. Officers are elected by, and serve at the discretion of, our board of directors. None of the above individuals has any family relationship with any other. It is expected that our board of directors will elect officers annually following each annual meeting of stockholders.

Biographies for Dr. Munitz and the other members of our current board of directors are set forth above in Proposal 1: Election of Directors. Based on the Nasdaq rules, our independent directors are Dr. Munitz, Mr. Archer, Mr. Holtzman, Mr. Qiu, Mr. Schatz and Mr. Swiller. Mr. Rich's biography is below.

Wayne Rich: Chief Financial Officer and Vice President of Finance.    Prospect Global appointed Wayne Rich as chief financial officer and vice president of finance effective September 6, 2011. Jonathan Bloomfield, our former chief financial officer, became our vice president of corporate development effective September 6, 2011. Mr. Rich served as treasurer and director of corporate finance at Thompson Creek Metals Inc., a publicly traded metals and mining company, from October 2008 until September 2011. Prior to that he served in several capacities at The Doe Run Resources Corporation, an integrated mining and metals manufacturing company, from August 1998 to October 2008, including as treasurer from April 2007 to October 2008 and assistant treasurer from July 2004 to April 2007. Mr. Rich holds a masters in business administration from Illinois State University and a bachelors of science in accountancy from Eastern Illinois University.

Compensation of Directors

The table below sets forth the compensation earned by our non-employee directors during the 2011 and 2010 fiscal years. There were no non-equity incentive plan compensation, change in pension value or any non-qualifying deferred compensation earnings during these fiscal years. All amounts are in dollars. On February 11, 2011, Prospect Global (formerly known as Triangle Castings, Inc.) completed a reverse merger and acquired Prospect Global Resources Inc., a Delaware corporation incorporated on August 5, 2010, referred to herein as Old Prospect Global.

Name	Year	Fees Earned or Paid in Cash Compensation	Stock Awards	Option Awards	All Other Compensation	Total
Dr. Barry Munitz(1),(11)	2011	18,750	—	1,363,952	$—	$1,382,702
	2010	—	1,125	—	—	1,125
Chad Brownstein(2),(11)	2011	6,250	—	340,988	—	347,238
	2010	—	—	—	—	—
Devon Archer(3),(11)	2011	—	—	—	—	—
	2010	—	—	—	—	—
Marc Holtzman(4),(11)	2011	6,250	—	1,022,964	—	1,029,214
	2010	—	—	—	—	—
Zhi Zhong Qiu(5),(11)	2011	6,250	—	681,976	—	688,226
	2010	—	—	—	—	—
Scott Reiman(6),(11)	2011	6,250	—	681,976	—	688,226
	2010	—	—	—	—	—
J. Ari Swiller(7),(11)	2011	8,750	—	340,988	—	349,738
	2010	—	150	—	—	150
Conway J. Schatz(8),(11)	2011	—	—		—	—
	2010	—	—	—	—	—
Mitsuru Kataoka(9)	2011	—	—	—	—	—
	2010	—	150	—	—	150
Denis M. Snyder(10)	2011	—	—		—	—
	2010	—	—	—	—	—
Joseph E. McMillan(10)	2011	—	—	—	—	—
	2010	—	—	—	—	—

(1)
Dr. Munitz joined our board of directors as chairman in February 2011. From August 2010 to February 2011, Dr. Munitz served as chairman of the board of directors of Old Prospect Global. Dr. Munitz received expense reimbursements from us of $0 in 2011 and $1,135 in 2010.

(2)
Mr. Brownstein joined our board of directors as non-executive vice chairman in August, 2011. Mr. Brownstein received expense reimbursements from us of $2,342 in 2011.

(3)
Mr. Archer joined our board of directors in March, 2012. Mr. Archer did not receive any expense reimbursements from us in 2011.

(4)
Mr. Holtzman joined our board of directors in April, 2011. Mr. Holtzman received expense reimbursements from us of $1,893 in 2011.

(5)
Mr. Qiu joined our board of directors in November, 2011. Mr. Qiu did not receive any expense reimbursements from us in 2011.

(6)
Mr. Reiman joined our board of directors in August, 2011 and resigned in March, 2012. Mr. Reiman did not receive any expense reimbursements from us in 2011.

(7)
Mr. Swiller joined our board of directors in February, 2011. From October 2010 to February 2011, Mr. Swiller served as a director of Old Prospect Global. Mr. Swiller did not receive any expense reimbursements from us in 2011 or in 2010.

(8)
Mr. Schatz joined our board of directors as of April 1, 2012. Mr. Schatz did not receive any expense reimbursements from us in 2011.

(9)
Mr. Kataoka joined the board of directors of Old Prospect Global in August 2010 and resigned from the Old Prospect Global board in October 2010. Mr. Kataoka did not receive any expense reimbursements from Old Prospect Global. In 2011, Mr. Kataoka received payments of $60,000 for consulting services that were unrelated to board service.

(10)
Denis Snyder and Joseph McMillan resigned from the board of directors of Triangle on February 11, 2011 in connection with the consummation of the reverse merger. Mr. Snyder and Mr. McMillan did not receive any expense reimbursements from Triangle in 2010.

(11)
We pay annual cash compensation (payable quarterly) of $75,000 to our chairman of the board, $50,000 to the chairman of the audit committee, $35,000 to the chairman of the finance and operations committee and $25,000 to each other non-employee director. Such amounts are reflected in the table above.

Executive Compensation

Summary compensation table

The table below sets forth compensation paid to executive officers for the 2011 and 2010 fiscal years. There were no non-equity incentive plan compensation, change in pension value or any non-qualifying deferred compensation earnings during fiscal 2011 or 2010. The amounts in the table are in dollars.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)		Option Awards ($)	Non equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(6)	Total ($)
Patrick L. Avery(1)	2011	$256,667		$270,000	—		$2,045,928	—	—	$26,534	$2,599,129
Chief Executive Officer,	2010	$89,230	(7)	$25,000	$1,500	(2)	—	—	—	$4,382	$120,112
President and Director
Jonathan Bloomfield(3)	2011	$185,000		$90,000	—		$704,012	—	—	$10,166	$989,178
Chief Financial Officer,	2010	$61,667		$45,000	$500	(4)	—	—	—	$1,686	$108,853
until September 5, 2011
Wayne Rich	2011	$87,847		$100,000	—		$3,443,751	—	—	$6,644	$3,638,242
Chief Financial Officer,	2010	—		—	—		—	—	—	—	—
starting September 6, 2011
Denis M. Snyder(5)	2011	—		—	—		—	—	—	—	—
Chief Executive Officer,	2010	—		$48,000	—		—	—	—	—	$48,000
President, Chief Financial Officer, Treasurer, Secretary and Director

(1)
Mr. Avery was appointed director, chief executive officer and president of Old Prospect Global on August 17, 2010 and upon consummation of the reverse merger in February 2011 was appointed director, chief executive officer and president of Prospect Global on February 11, 2011.

(2)
Reflects the value of awards of shares of common stock, valued at the closing price on the date of the grant of which 500,000 of the shares vested on August 17, 2010, 250,000 shares vested on December 1, 2010, 500,000 shares vested on August 17, 2011 and the remaining 250,000 shares will vest on August 17, 2012. The remaining unvested shares will vest immediately upon a change of control or if Mr. Avery's services as chief executive officer are terminated other than for cause or by Mr. Avery. As of December 31, 2010, Mr. Avery was not vested in 750,000 shares of common stock valued at $750 that had been granted to him. Old Prospect Global recognized $750 of compensation expense in 2010 for these shares.

(3)
Mr. Bloomfield was appointed chief financial officer of Old Prospect Global on September 1, 2010, appointed chief financial officer of Prospect Global on February 11, 2011 and served in this capacity until September 6, 2011 when Mr. Bloomfield became Prospect Global's vice president of corporate development. Wayne Rich became Prospect Global's chief financial officer effective September 6, 2011.

(4)
Reflects the value of awards of shares of common stock, valued at the closing price on the date of the grant. Under Mr. Bloomfield's employment agreement as chief financial officer, 100,000 of Mr. Bloomfield's shares vested on September 1, 2010 and 200,000 shares vested on September 1, 2011 and the remaining 200,000 shares will vest on September 1, 2012. The remaining unvested shares will vest immediately upon a change of control or if Mr. Bloomfield's services as vice president of corporate development are terminated other than for cause or by Mr. Bloomfield. As of December 31, 2010, Mr. Bloomfield was not vested in 400,000 shares of common stock valued at $400 that were granted to him under his employment agreement as chief financial officer. Old Prospect Global recognized $100 of compensation expense in 2010 for these shares.

(5)
Mr. Snyder resigned as Triangle's chief executive officer, chief financial officer, treasurer, secretary and director effective as of February 11, 2011. Mr. Avery became Prospect Global's chief executive officer on that date upon consummation of the reverse merger.

(6)
Other compensation consists of payments by Prospect Global of executive health benefits for coverage for the named executive officers. Mr. Avery received $6,953 in expense reimbursements from Old Prospect Global during fiscal year 2010 and $6,497 in 2011 from Prospect Global. Mr. Bloomfield received $3,747 in expense reimbursements from Old Prospect Global during fiscal year 2010 and $2,633 in 2011 from Prospect Global. Mr. Rich received $3,971 in expense reimbursement in 2011 from Prospect Global.

(7)
Does not include the $25,000 paid by Old Prospect Global to LDR Solutions LLC, Mr. Avery's consulting business, for services rendered by LDR Solutions LLC in preparation for the incorporation of Old Prospect Global. The material terms of the oral agreement pursuant to which LDR Solutions LLC provided such services are more fully described in "Certain Relationships and Related Party Transactions."

The Board of Directors and Committees Thereof

Prospect Global's board of directors held nine meetings in 2011. Each of our current directors who were directors at such time attended at least 75% of the aggregate total of meetings of the board of directors and committees on which they served. Our non-management directors meet at least one time throughout the year and as necessary or appropriate in executive session as which members of management are not present. Other than those directors who joined the board after the 2011 annual meeting and Mr. Holtzman, all of our directors attended our 2011 annual meeting. Our policy regarding directors' attendance at the annual meetings of stockholders is that all directors are expected to attend, absent extenuating circumstances.

Affirmative determinations regarding director independence and other matters

Our board of director follows the standards of independence established under the Nasdaq rules in determining if directors are independent and has determined that Dr. Munitz, Mr. Archer, Mr. Holtzman, Mr. Qiu, Mr. Schatz and Mr. Swiller are "independent directors" under those rules. No independent director receives, or has received, any fees or compensation from Prospect Global other than compensation received in his or her capacity as a director. There were no transactions, relationships or arrangements not otherwise disclosed that were considered by the board of directors in determining that any of the directors are independent. There are no family relationships among any of our executive officers, directors or nominees for directors.

Committees of the board of directors

Pursuant to our amended and restated bylaws, our board of directors is permitted to establish committees from time to time as it deems appropriate. To facilitate independent director review and to make the most effective use of our directors' time and capabilities, our board of directors established in 2011 a governance, nominating and compensation committee and a finance and operations committee. In 2011, our board of directors also approved the formation of an audit committee, although due to a lack of qualified independent directors, the board did not appoint members to the audit committee until as of April 1, 2012 as discussed further below. The function of these committees is described below.

Audit committee

Effective as of April 1, 2012, the board appointed Mr. Archer, Mr. Schatz and Mr. Holtzman to the audit committee, with Mr. Archer serving as chair. The board has determined that Mr. Archer and Mr. Schatz each meet the Securities and Exchange Commission's definition of an audit committee financial expert. Each member of the audit committee is an "independent director" pursuant to the independence standards established under the Nasdaq rules. The audit committee is appointed by the board of directors to assist the board in fulfilling its oversight responsibilities with respect to (1) the integrity of Prospect's financials statements and financial reporting process and systems of internal controls regarding finance, accounting and compliance with legal and regulatory requirements, (2) the qualifications, independence and performance of Prospect's independent accountants, and (3) and other matters as set forth in the audit committee charter approved by the board. Management is responsible for Prospect's financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. Our independent registered public accountants are responsible for performing an independent audit of Prospect's financial statements in accordance with generally accepted accounting standards and issuing a report thereon. The audit committee's responsibility is to monitor and oversee these processes. In 2011, we did not have an audit committee because we did not have enough qualified independent directors to form a committee. Accordingly, the audit committee did not hold any meetings in 2011, has not included an audit committee report in these proxy materials and has not (a) reviewed and discussed the audited financials with management, (b) discussed with our independent auditors the matters required to be discussed by the statement on Auditing Standards No 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T or (c) reviewed or recommended to the board that the audited financial statements be included in the company's annual report on Form 10-K. In the absence of an audit committee, our finance and operations committee performed an equivalent function as discussed below under "Finance and operations committee". Our board approved a written charter for the audit committee in 2011 which can be found at www.prospectgri.com under the tab "Investors".

Governance, Nominating and Compensation committee

We currently have a governance, nominating and compensation committee established at a board of directors meeting on November 14, 2011, which currently consists of Dr. Munitz, Mr. Avery and Mr. Brownstein. Dr. Munitz serves as chair of the governance, nominating and compensation committee. While both Mr. Avery and Mr. Brownstein are not independent directors, the board anticipates that only independent directors will serve on this committee by or before January, 2013. The governance, nominating and compensation committee operates pursuant to a written charter which can be found at www.prospectgri.com under the tab "Investors". The committee meets annually to determine whether to recommend to the board to include the nomination of incumbent directors with expiring terms in the proxy statement. The committee meets at other times as needed to consider candidates to fill any vacancies that may occur. At least once a year, the committee considers whether the number of directors is appropriate for the Company's needs and recommends to the board any changes in the number of directors, and reviews the performance of the board.

Director nominations

In the event that vacancies on our board of directors arise, the governance, nominating and compensation committee considers potential candidates for director, which may come to the attention of the governance, nominating and compensation committee through current directors, professional executive search firms, stockholders or other persons. The governance, nominating and compensation committee will consider candidates recommended by stockholders if the names and qualifications of such candidates are submitted in writing in accordance with the notice provisions for stockholder proposals set forth under the caption "General Information—Next Annual Meeting of Stockholders" in this proxy statement to our corporate secretary, Prospect Global Resources Inc., 1621 18th Street, Suite 260, Denver, CO 80202, Attention: Corporate Secretary. The governance, nominating and compensation committee considers properly submitted stockholder nominations for candidates for the board of directors in the same manner as it evaluates other nominees. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the governance, nominating and compensation committee and the materials provided by a stockholder to the corporate secretary for consideration of a nominee for director are forwarded to the governance, nominating and compensation committee. All candidates are evaluated at meetings of the governance, nominating and compensation committee. In evaluating such nominations, the governance, nominating and compensation committee seeks to achieve the appropriate balance of industry and business knowledge and experience in light of the function and needs of the board of directors. The governance, nominating and compensation committee considers candidates with excellent decision-making ability, business experience, personal integrity and reputation. Scott Reiman, a former director and together with his affiliates, the holder of 22.9% of our outstanding common stock, suggested that the committee consider nominating Conway J. Schatz as a director. Mr. Schatz was appointed to the board effective April 1, 2012. Our management recommended our incumbent directors for election at our 2012 annual meeting. We did not receive any other director nominations.

Corporate Governance

In addition to director nominations, the governance, nominating and compensation committee monitors the implementation and operation of our corporate governance guidelines and reviews from time to time the adequacy of the corporate governance guidelines in light of broadly accepted practices of corporate governance, emerging governance standards and market and regulatory expectations, and advises and makes recommendations to the board with respect to appropriate modifications. The committee also identifies and reviews measures to strengthen the operation of our governance guidelines, prepares and supervises the implementation of the board's annual reviews of director independence, and the board's performance, as contemplated by the corporate governance guidelines, and oversees the board's processes for evaluation of management.

Compensation subcommittee

Our compensation subcommittee of the governance, nominating and compensation committee currently consists of Dr. Munitz and Mr. Brownstein. Mr. Brownstein is not an independent director and the board anticipates that only independent directors will serve on this subcommittee by or before January, 2013. The compensation subcommittee met six times during 2011. The compensation subcommittee reviews, approves and modifies our executive compensation programs, plans and awards provided to our directors, executive officers and key associates. The compensation subcommittee also reviews and approves short-term and long-term incentive plans and other stock or stock-based incentive plans. In addition, the subcommittee reviews our compensation and benefit philosophy, plans and programs on an as-needed basis. In reviewing our compensation and benefits policies, the compensation subcommittee may consider the recruitment, development, promotion, retention, compensation of executive and senior officers of Prospect Global, trends in management compensation and any other factors that it deems appropriate. Our president and chief executive officer provides the compensation subcommittee with recommendations regarding our compensation program and the compensation of our named executive officers other than himself. The compensation subcommittee is not bound by the input it receives from our president and chief executive officer and exercises independent discretion when making executive compensation decisions. The compensation subcommittee may engage consultants (but has not already done so) in determining or recommending the amount of compensation paid to our directors and executive officer.

Compensation subcommittee interlocks and insider participation

None of the members of the compensation subcommittee are company officers. None of our executive officers currently serves or has served on the compensation subcommittee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors (unless properly excusing themselves) or as a director of another entity, one of whose executive officer serves or served as one of our directors or on our compensation subcommittee.

Finance and operations committee

Our finance and operations committee currently consists of Mr. Holtzman, Mr. Swiller and Mr. Schatz (with Mr. Schatz's appointment dated effective as of April 1, 2012). Mr. Swiller serves as chairman of the finance and operations committee. Mr. Swiller, Mr. Schatz and Mr. Holtzman are independent directors. The finance and operations committee monitors matters relating to our financial and business operations, including financial performance, capital structure, financial operations, business operations, capital expenditures, dividends and strategic planning policy matters. In order to avoid confusion and duplication with the audit committee (once established), the two committees will coordinate their activities accordingly. In the absence of an audit committee, our finance and operations committee (prior to Mr. Schatz's appointment) (i) reviewed and discussed the audited financials with management, (ii) discussed with our independent auditors the matters required to be discussed by the statement on Auditing Standards No 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T and (iii) reviewed and recommended to the board that the audited financial statements be included in the company's annual report on Form 10-K.

Communications with the board of directors

Stockholders may communicate with our board of directors, any of the directors or any of the committees by sending written communications addressed to the board of directors, any of the directors or any of the committees to Prospect Global Resources Inc., 1621 18th Street, Suite 260, Denver, CO 80202, Attention: Corporate Secretary. All communications are compiled by the corporate secretary and forwarded to the board or the individual director(s) accordingly.

Code of ethics

We have a financial code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller and any of our officers and employees that are members of our finance team, including any persons performing similar functions. We also have a code of ethics for senior financial officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller. Our financial code of ethics and code of ethics for senior financial officers codify the business and ethical principles that govern the financial aspects of our business. Both the financial code of ethics and the code of ethics for senior financial officers were adopted by Triangle prior to the reverse merger and were replaced in October 2011 with our Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, Corporate Communications Policy, Corporate Governance Guidelines, Corporate Governance Guidelines on Director Independence and an Insider Trading Policy. Copies of these policies are available on our website at www.prospectgri.com under the tab "Investors." We will provide a copy of our financial code of ethics or code of ethics for senior financial officers to any person, at no charge, upon a written request. All written requests should be directed to: Prospect Global Resources Inc., 1621 18th Street, Suite 260, Denver, CO 80202, Attention: Corporate Secretary.

Board leadership structure

The board's current leadership structure separates the positions of chairman and principal executive officer. The board has determined our leadership structure based on factors such as the experience of the applicable individuals, the current business and financial environment faced by Prospect Global, particularly in view of its financial condition and industry conditions generally and other relevant factors. After considering these factors, we determined that separating the positions of chairman of the board and principal executive officer is the appropriate leadership structure at this time. The board, through the chairman is currently responsible for the strategic direction of Prospect Global. The chief executive officer is currently responsible for the day to day operation and performance of Prospect Global. The board feels that this provides an appropriate balance of strategic direction, operational focus, flexibility and oversight.

The board's role in risk oversight

It is management's responsibility to manage risk and bring to the board's attention any material risks to Prospect Global. The board has oversight responsibility for Prospect Global's risk policies and processes relating to the financial statements and financial reporting processes and the guidelines, policies and processes for mitigating those risks.

Employment Agreements with Chief Executive Officer, Chief Financial Officer and Vice President of Corporate Development

We have an at will employment agreement with Mr. Avery. Mr. Avery receives an annual base salary of $290,000 and received a stock grant of 1,500,000 shares of our common stock, of which 500,000 of the shares vested on August 17, 2010, 250,000 shares vested on December 1, 2010, 500,000 shares vested on August 17, 2011 and the remaining 250,000 shares will vest on August 17, 2012. The remaining unvested shares will vest immediately upon a change of control or if Mr. Avery's services as chief executive officer are terminated other than for cause or by Mr. Avery. Mr. Avery is eligible for an annual cash bonus based on performance goals that may include targets related to earnings before interest taxes, depreciation and amortization, with a targeted bonus of no less than the then current base salary (with board approval). On December 27, 2011, Mr. Avery was granted 600,000 options which vested immediately, have an exercise price of $4.25 and expire on December 26, 2021.

We have an at will employment agreement with Mr. Rich. Mr. Rich receives an annual salary of $275,000 and received options to purchase 1,000,000 shares of our common stock exercisable at $4.25 per share. 250,000 of the options vested on December 27, 2011, 250,000 options vested on March 4, 2012 and 500,000 options will vest on September 6, 2012. The options will vest immediately upon a change of control or if Mr. Rich's services as chief financial officer are terminated other than for cause or by Mr. Rich. Mr. Rich is eligible for an annual cash bonus based on performance goals established by the compensation committee of the board of directors (or the board in the compensation committee's absence) in a minimum amount of 80% of base salary and a maximum amount of 120% of base salary. Mr. Rich's annual bonus cannot be less than $100,000 annually pursuant to the terms of his at will employment agreement.

Our at will employment agreement with Mr. Bloomfield calls for a base salary of $185,000 per year and included a stock grant of 500,000 shares of common stock, of which 100,000 shares vested on September 1, 2010 and 200,000 shares vested on September 1, 2011. The remaining 200,000 shares will vest on September 1, 2012. The remaining unvested shares will vest immediately upon a change of control or if Mr. Bloomfield's services as vice president of corporate development are terminated other than for cause or by Mr. Bloomfield. Mr. Bloomfield is eligible for an annual cash bonus based on performance goals subject to approval by the compensation committee of the board of directors (or the board in the compensation committee's absence). On December 27, 2011, Mr. Bloomfield was granted 200,000 options, of which 100,000 vests on December 31, 2012 and another 100,000 vests on December 31, 2013, have an exercise price of $4.25 and expire on December 26, 2021.

TRANSACTIONS WITH RELATED PERSONS

We will present all possible transactions between us and our officers, directors or 5% stockholders, and our affiliates to the board of directors for their consideration and approval. Any such transaction will require approval by a majority of the disinterested directors and such transactions will be on terms no less favorable than those available to disinterested third parties. Appropriate protocols regarding conflicts of interest and transactions with related persons are addressed in writing in our Code of Business Conduct and Ethics. During fiscal year 2010 and 2011 through the date of this report, we have engaged in the following transactions with related parties:

LDR Solutions LLC.    Patrick Avery, president and chief executive officer of Prospect provided consulting services to the founding stockholders of Old Prospect Global prior to the inception of Old Prospect Global though his consulting business, LDR Solutions LLC, pursuant to an oral agreement. From March 2010 to August 2010, LDR Solutions, LLC received an aggregate of $25,000 in compensation based on $150 per hour of services provided. This payment was recorded as general and administrative expense during the third quarter of 2010. The scope of the consulting included initial analysis of the potash resource potential in the Holbrook Basin, mine planning, forecasting and negotiations with the Karlsson Group. Upon Mr. Avery's employment with Old Prospect Global, the consulting agreement terminated.

Buffalo Management LLC.    In August, 2010, Old Prospect Global entered into a management services agreement with Buffalo Management LLC, which was amended in November, 2010 and was assigned to us at the merger closing. Buffalo Management provides advisory and management services to Prospect which includes but is not limited to identifying, analyzing, and structuring growth initiatives, strategic acquisitions and investments and arranging debt and equity financing. To date, Buffalo has sourced investors, facilitated Prospect's leasehold position in the Holbrook Basin and generated business development opportunities throughout international sales markets. As compensation for these services, we have agreed to pay Buffalo Management (i) a consulting fee of $20,000 per month (accruing since August, 2010), (ii) an annual management fee in an amount equal to 2% of our annual gross revenues as shown on our audited financial statements each year, (iii) an acquisition advisory fee with respect to the consummation of each future acquisition or business combination engaged in by us equal to 1% of the transaction value, and (iv) an advisory fee of $650,000 related to consummating a transaction in which Old Prospect Global merges with or becomes a wholly-owned subsidiary of a publicly traded company. We will also reimburse Buffalo Management for office expenses up to $5,000 per month. Buffalo Management also received a warrant to purchase 1,813,539 shares of our common stock at an exercise price of $3.75 per share and such warrant expires June 21, 2016. In connection with the management services agreement with Buffalo Management, we entered into a registration rights agreement which requires us to register for resale the common stock and the shares of common stock issuable upon exercise of the warrant. On February 29, 2012, Prospect owed Buffalo $107,500 in accrued fees and expense reimbursements. During the first quarter of 2011, Old Prospect Global and Buffalo Management reached an agreement whereby Buffalo received 1,516,667 shares of Old Prospect Global's common stock, with an estimated fair value of $288,167, in lieu of cash for amounts due for management fees, office expenses and advisory fees through February 11, 2011. Prospect paid Buffalo $307,500 in the first quarter of 2012, of which $257,500 related to amounts accrued by Prospect and owed to Buffalo through year end of 2011.

Quincy Prelude LLC, one of our stockholders beneficially owning more than 5% of our common stock, owns 100% of the voting interests and 75% of the economic interests of Buffalo Management and has sole voting and dispositive power of the shares of our common stock owned by Buffalo Management LLC. Chad Brownstein, one of our directors and our non-executive vice chairman, is the sole member of Quincy Prelude LLC and has sole voting and dispositive power of the shares of our common stock beneficially owned by Quincy Prelude LLC. Patrick Avery, our chief executive officer, owns a 10% non-voting economic interest in Buffalo Management and Barry Munitz, our chairman, owns a 15% non-voting economic interest in Buffalo Management.

Hexagon Investments, LLC.    We have secured financings through Hexagon Investments, LLC. One of our former board members, Scott Reiman, who served on our board from August, 2011 to March, 2012, is the founder of Hexagon Investments, LLC. Hexagon Investments was not a related party prior to these financings. The details for these transactions with Hexagon Investments are summarized below:

  •
  On April 25, 2011, we issued a $2,500,000 face value secured convertible note in exchange for net proceeds of $2,500,000. The note converted to 881,507 shares of our common stock on November 22, 2011. We also issued Hexagon two warrants to purchase our common stock. The first warrant is exercisable until April 25, 2013 for up to 666,667 of our shares at an exercise price of $3.00 per share. The second warrant is exercisable until April 25, 2014 for up to 2,500,000 of our shares at an exercise price of $3.00 per share. In connection with issuance of the convertible note we granted piggy-back registration rights to Hexagon for the shares issuable upon conversion of the note and exercise of the warrants.

  •
  On September 19, 2011, we issued a $1,500,000 convertible secured note in exchange for net proceeds of $1,500,000. This note, which converted to 399,033 shares of our common stock on November 22, 2011. We also issued Hexagon a warrant to purchase up to 980,392 shares of our common stock at an exercise price of $3.83 per share, which is exercisable until September 18, 2013. In connection with issuance of the convertible note, we granted piggy-back registration rights to Hexagon for the shares issuable upon conversion of the note and exercise of the warrants.

  •
  On November 22, 2011 we sold 2,588,235 shares of common stock and a warrant to purchase 2,588,235 shares of common stock at $4.25 per share for total cash proceeds of $10,999,998.75 to Very Hungry LLC, an affiliate of Hexagon. The warrant is exercisable at any time through November 22, 2012. We granted piggy-back registration rights for the shares purchased and issuable upon exercise of the warrant.

    Also on November 22, 2011 we entered into a royalty agreement with Grandhaven Energy, LLC, another affiliate of Hexagon Investments, whereby we sold Grandhaven an overriding royalty interest of 1% of the gross proceeds received by our subsidiary, American West Potash, or AWP, from the extraction of potash from its existing land holdings for $25,000 cash. If (i) the Arizona State Land Department declines to issue any lease to AWP with respect to any state exploration permit, or (ii) the Arizona State Land Department terminates any state exploration permit, or (iii) the Arizona State Land Department refuses to consent to the assignment of any royalty interests in any Arizona state lease, or requires any reduction of or imposes any condition on such royalty interests as a condition of approving an assignment of such royalty interests or approving any royalty reduction or other action with respect to a state lease, or (iv) if AWP has not been issued all of the state leases and conveyed to Grandhaven all royalty interests in all of AWP's Arizona state leased premises on or before March 1, 2013, Grandhaven shall have the option to receive substitute royalty interests from us in the same number of acres in portions of our non-Arizona state properties, in a percentage sufficient to compensate Grandhaven for the reduced royalty interests in the affected state lease. If AWP has not been issued any Arizona state leases as of the date that AWP conveys assignments of the royalty interest in the non-Arizona state properties Grandhaven may elect to receive in substitution an assignment of a 1.388% royalty interest in all of the non-Arizona state leased premises. If we do not deliver assignments of the royalty interest from AWP to Grandhaven by December 31, 2013, Grandhaven has the option, at anytime thereafter, to purchase shares of our common stock at $4.25 per share in exchange for the surrender by Grandhaven of royalty interests for which assignments have not been obtained, valued at their fair market value at that time.

COR Advisors LLC.    On July 5, 2011, we entered into an Investor Relations Consulting Agreement with COR Advisors LLC, pursuant to which COR will provide to us investor relations services. COR and its affiliates beneficially own more than 5% of our common stock. The compensation paid to COR under the Consulting Agreement is 300,000 shares of our common stock. 100,000 shares were fully vested upon execution of the Consulting Agreement, 100,000 shares fully vested on January 5, 2012, and 100,000 shares will fully vest on July 5, 2012. We valued this transaction in our financials at $1,125,000 based on a $3.75 stock price as of the date the agreement was entered into.

Karlsson Group Credit Facility.    Prospect Global conducts its operations through its wholly-owned subsidiary, Old Prospect Global, which owns a 50% operated interest in AWP. Old Prospect Global provided the Karlsson Group, Inc., the other 50% owner of AWP, with a $250,000 credit facility to fund expenses pertaining to leasehold activity in the Holbrook Basin that Karlsson incurred subsequent to September 1, 2010. Advances under the credit facility accrued interest at 8% per annum. Pursuant to AWP's Operating Agreement, approximately $78,000 in advances and accrued interest were repaid in January 2011 by deducting the principal and interest from Old Prospect Global's initial $2,200,000 cash contribution to AWP, and Old Prospect Global simultaneously terminated the credit facility.

Related Party Receivables from AWP.    Old Prospect Global paid $27,849 in 2010 and Prospect Global paid approximately $14,112 in 2011 on behalf of AWP. As a result of the consolidation of financial statements, related party receivables are eliminated upon consolidation.

Brownstein Hyatt Farber Schreck, LLP.    On July 5, 2011, we entered into a Fee Agreement with Brownstein Hyatt Farber Schreck LLP, pursuant to which Brownstein Hyatt provides government relations services to us. Chad Brownstein, one of our directors, is the son of a founding partner of Brownstein Hyatt Farber Schreck, LLP which serves as Prospect Global's principal outside legal counsel. Mr. Brownstein's father owns 600,000 shares of Prospect Global's common stock. Prospect Global has paid Brownstein Hyatt approximately $680,577 in legal fees since January 1, 2011. Prospect Global has also issued Brownstein Hyatt, as compensation for government relations services, 100,000 fully vested shares of common stock. Additionally, Brownstein Hyatt has purchased 200,000 shares of Prospect Global's common stock which was paid for by issuing a promissory note to Prospect Global in the amount of $750,000 (representing the fair market value of the stock on the purchase date). The promissory note bears interest at the short term applicable federal rate and matures in one year. The promissory note is secured by the common stock purchased, and 20% of the outstanding principal balance constitutes a recourse obligation. As a result of the firm providing Prospect Global with government relations services as of August 15, 2011 and February 3, 2012, the principal amount of the Note was reduced by $750,000. Chad Brownstein, our director and non-executive vice chairman, does not share in any of these fees or transactions.

Conflict of Interests

We have established protocols for corporate conflict of interests in our Code of Business Conduct and Ethics policy that prohibits conflicts of interests unless approved by the board of directors. Our board of directors has established a course of conduct whereby it considers in each case whether the proposed transaction is on terms as favorable or more to Prospect Global than would be available from a non-related party. Our board also looks at whether the transaction is fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us. Each of the related party transactions was presented to our board of directors for consideration and each of these transactions was unanimously approved by our board of directors after reviewing the criteria set forth in the preceding two sentences. Each of the related party transaction was individually negotiated, and none of the transactions was contingent upon or otherwise related to any other transaction. As discussed above, copies of our Code of Business Conduct and Ethics policy and Code of Ethics for Senior Financial Advisors can be found on our website: www.prospectgri.com under the tab "Investors".

INDEPENDENT AUDIT FEES AND RELATED MATTERS

We expect that a representative of Ehrhardt Keefe Steiner & Hottman PC will be present at the annual meeting and available to respond to appropriate questions from our stockholders. The representative will have an opportunity to make a statement to the stockholders if the representative desires to do so.

Webb & Company was Triangle's independent registered public accounting firm in 2008 and until February 11, 2011. Ehrhardt Keefe Steiner & Hottman PC became our independent registered public accounting firm on February 11, 2011 and was Old Prospect Global's independent registered public accounting firm in 2010. There were no disagreements on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused Webb & Company or Ehrhardt Keefe Steiner & Hottman to refer to in their respective opinions.

The following table sets forth fees billed by Triangle's principal accounting firm of Webb & Company for the years ended December 31, 2011 and 2010:

	Year Ended December 31,
	2011	2010
Audit Fees	$5,500	$14,675
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	484	—

	$5,984	$14,675

The following table sets forth fees billed by Ehrhardt Keefe Steiner & Hottman, the principal accounting firm for (i) Old Prospect Global for the year ended in 2010 and (ii) Prospect for the year ended in 2011:

	Year Ended December 31,
	2011	2010
Audit Fees	$61,500	$29,250
Audit Related Fees	52,409	13,648
Tax Fees	—	—
All Other Fees	—	—

	$113,909	$43,398

Prospect's board of directors approved the 2011 audit fees as we did not establish an audit committee until April, 2012. The audit committee's pre-approval policies and procedures described in 17 CFR 210.2-01(c)(7)(i) and other protocols are discussed in its written charter which can be found at www.prospectgri.com under the tab "Investors".

GENERAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and beneficial owners of more than 10% of our outstanding common stock to file reports with the SEC disclosing their ownership of common stock and changes in such ownership. The rules of the SEC require insiders to provide Prospect with copies of all Section 16(a) reports that the insiders file with the SEC. We believe that, with respect to the 2011 fiscal year, its directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, except Mr. Reiman failed to timely file a Form 3 and Form 4 for the transactions described above in "Related Party Transactions" for Hexagon Investments, LLC and Mr. Qiu failed to file any forms required by Section 16(a) of the Securities Exchange Act of 1934 during the 2011 fiscal year. On June 14, 2011, Prospect filed a form 8-A with the Securities and Exchange Commission pursuant to Section 12(g) of the Exchange Act and prior to that had no Section 16(a) reporting requirements.

Next Annual Meeting of Stockholders

Notice of any stockholder proposal that is intended to be included in Prospect's proxy statement and form of proxy for our 2013 annual meeting of stockholders must be received by Prospect's corporate secretary no later than 120 days prior to the first anniversary of the date on which we mailed our 2012 proxy statement. Such notice must be in writing and must comply with the other provisions of

Rule 14a-8 under the Securities Exchange Act of 1934. If we change the date of next year's annual meeting by more than 30 days from the date of this year's annual meeting, then the deadline is a reasonable time before we send our proxy materials. Any notices regarding stockholder proposals must be received by Prospect at its principal executive offices at 1621 18th Street, Suite 260, Denver, CO 80202, Attention: Corporate Secretary. In addition, if a stockholder intends to present a proposal at the 2013 annual meeting without including the proposal in Prospect's proxy materials related to 2013 annual meeting, and if we did not receive notice of such matter at least 45 days before the first anniversary of when we first sent the 2012 proxy materials, then the proxy or proxies designated by our board of directors for the 2013 annual meeting may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

OTHER BUSINESS

We know of no other matter to be acted upon at the meeting. However, if any other matters are properly brought before the meeting, the person named in the accompanying proxy card as proxy for the holders of Prospect's common stock will vote thereon in accordance with their best judgment.

ANNUAL REPORT

Our annual report for the year ended December 31, 2011 (without exhibits) is enclosed. Additional copies (including the financial statements and the financial statement schedules, required to be filed pursuant to Rule 13a-1 for our most recent fiscal year) may be obtained without charge upon request made to Prospect Global Resources Inc., 1621 18th Street, Suite 260, Denver, CO 80202, Attention: Corporate Secretary. Copies may also be obtained on our website at www.prospectgri.com under "Investor".

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
PROSPECT GLOBAL RESOURCES INC.
TO BE HELD APRIL 30, 2012

The undersigned hereby appoints Patrick L. Avery and Wayne Rich or either of them, as the lawful agent and proxy of the undersigned (with all the powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes him to represent and to vote, as designated below, all the shares of common stock of Prospect Global Resources Inc. held of record by the undersigned, that the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, CA 90212, Burgundy Room at 6:00 p.m. (Pacific time) on Monday, April 30, 2012, or any adjournment or postponement thereof.

1.
Election of directors.

         FOR the election as a director of the eight nominees listed below (except as marked to the contrary below).

NOMINEES: Barry Munitz, Chad Brownstein, Devon Archer, Marc Holtzman, Zhi Zhong Qiu, Scott Reiman, Ari Swiller and Patrick L. Avery.

         WITHHOLD AUTHORITY to vote for the following nominees:

INSTRUCTION: To withhold authority to vote for individual nominees, write their names in the space provided below.

2.
Increase Authorized Shares of Common Stock by 200,000,000.

         FOR

         AGAINST

         WITHHOLD AUTHORITY

3.
Increase Authorized Shares of Preferred Stock by 90,000,000.

         FOR

         AGAINST

         WITHHOLD AUTHORITY

4.
Approve the issuance of common stock or securities convertible into common stock in excess of 20% of our outstanding shares at prices below reported trading prices.

         FOR

         AGAINST

         WITHHOLD AUTHORITY

In his discretion, the proxy is authorized to vote upon any matters which may properly come before the annual meeting, or any adjournment or postponement thereof.

It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. Where no choice is specified by the stockholder, the proxy will be voted for the election of directors and in favor of the other proposals set forth on this proxy.

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said proxy may do by virtue hereof.

Please indicate whether you will attend the annual meeting of stockholders on April 30, 2012.

I    ☐    plan    ☐    do not plan to attend the annual meeting.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE		Date:
SIGNATURE		Date:
Signature if held jointly

NOTE: Please sign exactly as name appears on the envelope in which this proxy card and the accompanying proxy statement were sent to you. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please provide full title and capacity. Corporations must provide full name of corporation and title of authorized officer signing.